P.O. Box 13948
ROANOKE ELECTRIC STEEL CORPORATION	Roanoke, Virginia 24038-3948
	Offices	1-540-342-1831
1-800-765-6567
	FAX:	1-540-342-9437

Dear Shareholder:

          Our second quarter resulted in a loss from operations of $1,476,247, or $.13 per share ($.13 diluted), compared to a loss from operations of $224,361, or $.02 per share ($.02 diluted) for the same period last year.  Sales for the three months were $77,075,724, up 20.2% from the $64,118,964 reported for the prior year.

          For the six months ended April 30, 2003, we incurred a loss from operations of $3,377,709, or $.31 per share ($.31 diluted) in comparison to a loss from operations of $5,098,903, or $.47 per share ($.47 diluted), last year.  In 2003, the loss on operations was increased by $228,410 for the cumulative effect of a change in accounting principles, resulting in an additional $.02 loss per share.  Sales for the period were $138,205,678, 13.2% higher than the $122,058,874 reported in 2002.

          We are pleased to report increased revenues for the quarter, which were attributable to improved selling prices and shipments of merchant bar products, billets and specialty steel products.  However, selling prices and shipments of fabricated products declined further during the quarter, due to continued weakness in nonresidential construction, which contributed to the reduction in gross earnings.  Also, gross earnings declined, in spite of the improved revenues, as a result of a 40% increase in the cost per ton of scrap steel, our main raw material, and lower production levels, which increased production costs and lowered margins.

          Our financial condition continued strong.  At April 30, 2003, working capital and stockholders' equity were down from the first quarter at $87,294,285 and $126,552,862, respectively, but remained at healthy levels. The current ratio was lower at 3.4 to 1, while the quick ratio remained the same at 1.6 to 1, both indicating very sound liquidity.  Cash and investments increased to $13,701,921, and combined with cash flows from operations, should provide the liquidity and capital resources necessary to fund operations, meet required debt retirement and remain competitive.  Long-term debt as a percentage of total capital increased to 36.0%, and the ratio of debt to equity remained the same at 1.1 to 1.

          Price increases for merchant bar products, that were effective midway through the second quarter, will be realized for the entire third quarter, which combined with lower scrap costs should provide improved margins. However, improvements in nonresidential construction activity are not anticipated until later in the year, at the earliest.  Our results for the third quarter will be dependent upon how these developments impact operations.

          This report contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events.  In accordance with the safe harbor provisions of the securities laws regarding such forward-looking statements, the Company notes that a variety of factors could cause actual results and experience to differ materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include economic and industry conditions, timing of the recovery within our steel markets, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, foreign trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues, and others.

          We thank you for your confidence and investment in Roanoke Electric Steel Corporation.

Sincerely,
/s/ Donald G. Smith
Donald G. Smith
Chairman of the Board and
Chief Executive Officer

CONSOLIDATED STATEMENTS OF LOSS

	(Unaudited) Three Months Ended April 30,		(Unaudited) Six Months Ended April 30,

	2003	2002	2003	2002
Sales	$77,075,724	$64,118,964	$138,205,678	$122,058,874
Cost of sales	72,799,345	57,816,757	130,856,140	116,411,432
Gross earnings	4,276,379	6,302,207	7,349,538	5,647,442
Other operating expenses	6,740,496	6,679,748	12,987,938	14,153,237
Loss before income taxes and accounting change	(2,464,117)	(377,541)	(5,638,400)	(8,505,795)
Income tax benefit	(987,870)	(153,180)	(2,260,691)	(3,406,892)
Loss before accounting change	(1,476,247)	(224,361)	(3,377,709)	(5,098,903)
Cumulative effect of accounting change	---	---	(228,410)	---
Net loss	$(1,476,247)	$(224,361)	$(3,606,119)	$(5,098,903)

Net loss per share (basic and diluted) of common stock:

Loss before accounting change	$(0.13)	$(0.02)	$(0.31)	$(0.47)
Cumulative effect of accounting change	---	---	(0.02)	---
Net loss per share of common stock	$(0.13)	$(0.02)	$(0.33)	$(0.47)

Cash dividends per share of common stock	$0.05	$0.10	$0.10	$0.20

Weighted average number of common shares outstanding:

Basic	10,942,813	10,940,025	10,942,813	10,925,807
Diluted	10,947,957	10,975,991	10,952,580	10,965,713

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited) Six Months Ended April 30,

	2003	2002
Cash flows from operating activities
Net loss	$(3,606,119)	$(5,098,903)
Depreciation and amortization	7,855,188	8,508,452
Changes in assets and liabilities	6,178,551	8,029,822
Other	(146,928)	(175,038)
Net cash provided by operating activities	10,280,692	11,264,333

Cash flows from investing activities
Expenditures for property, plant and equipment	(1,351,219)	(930,874)
(Purchase) sale of investments	10,884,123	(917,438)
Other	(697,239)	13,170
Net cash provided by (used in) investing activities	8,835,665	(1,835,142)

Cash flows from financing activities
Cash dividends	(1,094,282)	(2,185,500)
Payment of funded debt	(18,770,953)	(15,019,351)
Other	(734,697)	(240,225)
Net cash used in financing activities	(20,599,932)	(17,445,076)

Net decrease in cash and cash equivalents	$(1,483,575)	$(8,015,885)

CONSOLIDATED BALANCE SHEETS

	(Unaudited) April 30,
		October 31,
	2003	2002
Assets
Current assets:
Cash, cash equivalents and investments	$13,701,921	$26,155,381
Accounts receivable	40,316,882	40,301,324
Inventories	61,201,481	62,362,602
Other current assets	8,211,780	9,627,781
Total current assets	123,432,064	138,447,088
Property, plant and equipment, net	130,021,715	135,925,485
Other assets	16,181,851	15,345,000
Total Assets	$269,635,630	$289,717,573

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,792,278	$15,042,755
Accounts payable	20,696,719	16,892,695
Other current liabilities	11,648,782	11,835,819
Total current liabilities	36,137,779	43,771,269
Long-term debt (excluding current portion)	71,271,802	78,792,278
Other liabilities and deferred credits	35,673,187	36,165,328
Total stockholders' equity	126,552,862	130,988,698
Total Liabilities and Stockholders' Equity	$269,635,630	$289,717,573